Exhibit 11.1
                                                               ------------
                     WINN-DIXIE STORES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                    Dollars in thousands except per share data


 For the 40 Weeks Ended                 April  6, 1994       March 31, 1993
                                        ----------------     ----------------
 Average number of shares
    outstanding                              74,752,261           76,435,578
                                        ================     ================
 Net earnings                       $           151,764              153,607
                                        ================     ================
 Earnings per share                 $              2.03                 2.01
                                        ================     ================







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